Exhibit 3.1

Amended and Restated Bylaws
of
Catamaran Corporation
(a Yukon Territory Corporation)
(as amended and in effect as of October 30, 2014)

A Bylaw Relating Generally to the Transaction of the Business and Affairs of Catamaran Corporation

Section One
INTERPRETATION

1.1 Definitions. In the bylaws of the Corporation, unless the context otherwise requires:

“Act” means the Yukon Business Corporations Act, and any statute that may be substituted therefore, as from time to time amended;

“board” means the board of directors of the Corporation;

“bylaws” means this bylaw and all other bylaws of the Corporation from time to time in force and effect;

“Corporation” means Catamaran Corporation;

“meeting of shareholders” includes any annual meeting of shareholders and any special meeting of shareholders; and

“special meeting of shareholders” includes a meeting of any class or classes of shareholders and/or a special meeting of all shareholders entitled to vote at an annual meeting of shareholders.

Save as aforesaid and/or unless the context otherwise requires, words and expressions defined or otherwise used in or for purposes of the Act have the same meanings when used herein.

Section Two
DIRECTORS

2.1 Calling of Meetings. Meetings of the board shall be held from time to time at such time and at such place as the board, the chair of the board, the chief executive officer, the president or any two directors may determine.

2.2 Notice of Meeting. Notice of the time and place of each meeting of the board shall be given to each director not less than 48 hours before the time when the meeting is to be held and may be delivered personally or may be given by mail, facsimile and/or any electronic means of communication. Notwithstanding the foregoing, each newly elected board may without notice hold its first meeting immediately following the meeting of shareholders at which such board is elected.

2.3 Chair. The chair of any meeting of the board shall be the first mentioned of such of the following officers as have been appointed and who is a director and is present at the meeting: chair of the board, chief executive officer or president. If no such officer is present, the directors present shall choose one of their number to be chair.

2.4 Quorum. The directors may establish the quorum of directors for the transaction of business by the board. Until established as aforesaid, a majority of the number of directors in office shall constitute such quorum.

2.5 Meetings by Electronic or Other Means. The directors may participate in directors’ meetings by means of a telephonic, electronic or other communication facility including, without limitation, teleconferencing, video conferencing, computer link, web casting or other similar means that permit all participants to communicate adequately with each other during the meeting, and directors participating in a meeting by such means shall be counted for the purposes of determining quorum.

2.6 Votes to Govern. At all meetings of the board, every question shall be decided by a majority of the votes cast on the question. In case of an equality of votes, the chair of the meeting shall not be entitled to a second or casting vote.

Section Three
MEETINGS OF SHAREHOLDERS

3.1 Meetings of shareholders. Meetings of shareholders shall be held at such time and, subject to the Act, at such place as the board, the chair of the board, the chief executive officer or the president may from time to time determine.

3.2 Chair, Secretary and Scrutineers. The chair of any meeting of shareholders shall be the first mentioned of such of the following officers as have been appointed and who is present at the meeting: chair of the board, chief executive officer, president or a vice-president. If no such officer is present within 15 minutes from the time fixed for holding the meeting, the persons present and entitled to vote shall choose one of their number to be chair. If the secretary of the Corporation is absent, the chair shall appoint some person, who need not be a shareholder, to act as secretary of the meeting. If desired, one or more scrutineers, who need not be shareholders, may be appointed by a resolution or by the chair with the consent of the meeting.

3.3 Persons Entitled to be Present. The only persons entitled to be present at a meeting of shareholders shall be those entitled to vote thereat, the directors and auditor of the Corporation and others who, although not entitled to vote, are entitled or required under any provisions of the Act, other applicable law or the articles to be present at the meeting. Any other person may be admitted only on the invitation of the chair of the meeting or with the consent of the meeting.

3.4 Meetings by Electronic or Other Means. If the directors of the Corporation call a meeting of shareholders, the directors may determine that the meeting shall be held in whole or in part by means of a telephonic, electronic or other communication facility including, without limitation, teleconferencing, video conferencing, computer link, web casting or other similar means that permit all participants to communicate adequately with each other during the meeting.

3.5 Quorum. At all meetings of the shareholders of the Corporation, the holders of one-third (1/3) of the outstanding common shares of the Corporation, present in person or by proxy, shall constitute a quorum for the transaction of any business, except where otherwise required by law, provided that there must be at least two shareholders present in person. If such a quorum shall not be present or represented at any meeting of the shareholders, the chair of the meeting or shareholders entitled to cast a majority of the votes entitled to be cast thereat, present in person or by proxy, shall have power to adjourn the meeting to another place, date or time.

3.6 Votes to Govern. At any meeting of shareholders every question shall, unless otherwise required by the Act or the articles, be determined by a majority of the votes cast on the question, in case of an equality of votes either upon a show of hands or upon a poll, the chair of the meeting shall not be entitled to a second or casting vote.
3.7 Nomination of Directors. Subject to the provisions of the Act and the articles of the Corporation, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of an individual for election to the board may be made at any annual general meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which such meeting was called is the election of directors of the Corporation:

(a)	by or at the discretion of the board or an authorized officer of the Corporation, including pursuant to a notice of meeting;

(b)
by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the Act or a requisition to call a shareholders meeting made in accordance with the provisions of the Act; or

(c)
by any person (a “Nominating Shareholder”) who, (i) at the close of business on the date of the giving of the notice provided for below in this Section 3.7 and on the record date for notice of such meeting, is entered in the securities register as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting, and (ii) complies with the notice procedures set forth below in this Section 3.7.

In addition to any other applicable requirements, for a nomination to be made by a Nominating Shareholder, the Nominating Shareholder must have given timely notice thereof in proper written form to the Corporate Secretary of the Corporation at the principal executive office of the Corporation in accordance with this Section 3.7.
To be timely, a Nominating Shareholder’s notice to the Corporate Secretary of the Corporation must be made:

(x)
in the case of an annual general meeting of shareholders, not less than 60 nor more than 90 days prior to the first anniversary of the preceding year’s annual general meeting; provided, however, that in the event that the date of the annual general meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 90th day prior to the date of such annual general meeting and not later than the later of the 60th day prior to the date of such annual general meeting or, if the first Public Announcement of the date of such annual general meeting is less than 70 days prior to the date of such annual general meeting, the 10th day following the day on which Public Announcement of the date of such meeting is first made by the Corporation; and

(y)
in the case of a special meeting of shareholders that is not also an annual general meeting but is called for the purpose of electing directors of the Corporation (whether or not called for other purposes), not later than the close of business on the 10th day following the day on which the initial Public Announcement of the special meeting of shareholders was made.

Notwithstanding the foregoing, the board may, in its sole discretion, waive any requirement in this Section 3.7. In no event shall any adjournment or postponement of a meeting of shareholders of the Corporation or the announcement thereof commence a new time period for the giving of a Nominating Shareholder's notice.
To be in proper written form, a Nominating Shareholder’s notice to the Corporate Secretary of the Corporation must set forth:

(A)	as to each individual whom the Nominating Shareholder proposes to nominate for election as a director:

(i)	his or her name, age, business address and residence address;

(ii)	his or her principal occupation or employment;

(iii)	a description of his or her specific experience, qualifications, attributes or skills that qualify him or her to serve as a director, in light of the Corporation’s business and structure;

(iv)
the class or series and number of shares in the capital of the Corporation which are controlled or over which direction is exercised, directly or indirectly, or which are owned beneficially or of record by him or her as of the record date for the meeting of shareholders (if such date shall then have been made publicly available by the Corporation and shall have occurred) and as of the date of such notice;

(v)
a statement as to whether he or she would be “independent” of the Corporation (within the meaning of rules of the Nasdaq Stock Market and Sections 1.4 and 1.5 of National Instrument 52-110 - Audit Committees of the Canadian Securities Administrators, as such provisions may amended from time to time) if elected as a director of the Corporation at such meeting and the reasons and basis for such determination;

(vi)
any other information relating to him or her that would be required to be disclosed in a dissident's proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws (as defined below); and

(vii)	his or her written consent to serving as a director if elected; and

(B)	as to the Nominating Shareholder giving the notice:

(i)	such Nominating Shareholder’s name and address, as they appear on the Corporation’s books;

(ii)
the class or series and number of shares in the capital of the Corporation which are controlled or over which direction is exercised, directly or indirectly, or which are owned beneficially or of record by the Nominating Shareholder as of the record date for the meeting of shareholders (if such date shall then have been made publicly available by the Corporation and shall have occurred) and as of the date of such notice;

(iii)
a description of any agreement, arrangement or understanding with respect to the nomination between or among such Nominating Shareholder, any of its affiliates or associates, and any others acting in concert with any of the foregoing, including the nominee;

(iv)
a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Nominating Shareholder’s notice by, or on behalf of, such Nominating Shareholder, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such shareholder, with respect to securities of the Corporation;

(v)	a representation that the Nominating Shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination;

(vi)
a representation whether the Nominating Shareholder intends or is part of a group which intends (a) to deliver a proxy circular and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to elect the nominee and/or (b) otherwise to solicit proxies or votes from shareholders in support of such proposal or nomination; and

(vii)
any other information relating to such Nominating Shareholder that would be required to be made in a dissident's proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws; and

The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder's understanding of the independence, or lack thereof, of such proposed nominee.
A Nominating Shareholder shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 3.7 shall be true and correct as of the record date for notice of the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be received by the Corporate Secretary at the principal executive offices of the Corporation not later than 5 business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than 8 business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof).
No individual shall be eligible for election as a director of the Corporation unless nominated in accordance with the provisions of this Section 3.7; provided, however, that nothing in this Section 3.7 shall be deemed to preclude discussions by a shareholder of the Corporation (as distinct from the nomination of directors) at a meeting of shareholders of any matter in respect of which it would have been entitled to submit a proposal pursuant to the provisions of the Act. The chairman of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not determined to be in compliance with such foregoing provisions, to declare that such defective nomination shall be disregarded.
For purposes of this Section 3.7 and Section 3.8:

(1)
“Applicable Securities Laws” means the federal securities laws of the United States and applicable securities legislation of each relevant province and territory of Canada, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, statements, bulletins and notices of the U.S. Securities and Exchange Commission and the securities commission and similar regulatory authority of each province and territory of Canada; and

“Public Announcement” shall mean disclosure in a press release reported by a national news service in the United States or Canada, or in a document publicly filed by the Corporation under its profile at the website of the U.S. Securities and Exchange Commission at www.sec.gov or on the System of Electronic Document Analysis and Retrieval at www.sedar.com.
Notwithstanding any other provision of the bylaws, notice given to the Corporate Secretary of the Corporation pursuant to this Section 3.7 may only be given by personal delivery or by facsimile transmission, and shall be deemed to have been given and made only at the time it is served by personal delivery or sent by facsimile transmission (provided that receipt of confirmation of such transmission has been received) to the Corporate Secretary of the Corporation at the address of the principal executive office of the Corporation; provided, that if such delivery or transmission is made on a day which is not a business day or later than 5:00

p.m. (Chicago time) on a day which is a business day, then such delivery or transmission shall be deemed to have been made on the subsequent day that is a business day.
3.8    Other Business at the Annual General Meeting. Subject to the provisions of the Act, the articles of the Corporation and Applicable Securities Laws, only business (other than the nomination of directors, which is governed exclusively be Section 3.7) brought in accordance with the following procedures shall be eligible to be conducted at the annual general meeting of shareholders. Such business must be brought:

(a)	by or at the discretion of the board or an authorized officer of the Corporation, including pursuant to a notice of meeting; or

(b)
by any person (a “Proposing Shareholder”) who, (i) at the close of business on the date of the giving of the notice provided for below in this Section 3.8 and on the record date for notice of such meeting, is entered in the securities register as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting, and (ii) complies with the notice procedures set forth below in this Section 3.8.

In addition to any other applicable requirements, for business to be brought at the annual general meeting, the Proposing Shareholder must have given timely notice thereof in proper written form to the Corporate Secretary of the Corporation at the principal executive office of the Corporation in accordance with this Section 3.8.
To be timely, a Proposing Shareholder’s notice to the Corporate Secretary of the Corporation must be made not less than 60 nor more than 90 days prior to the first anniversary of the preceding year’s annual general meeting; provided, however, that in the event that the date of the annual general meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 90th day prior to the date of such annual general meeting and not later than the later of the 60th day prior to the date of such annual general meeting or, if the first Public Announcement of the date of such annual general meeting is less than 70 days prior to the date of such annual general meeting, the 10th day following the day on which Public Announcement of the date of such meeting is first made by the Corporation; and
Notwithstanding the foregoing, the board may, in its sole discretion, waive any requirement in this Section 3.8. In no event shall any adjournment or postponement of a meeting of shareholders of the Corporation or the announcement thereof commence a new time period for the giving of a Proposing Shareholder's notice.
To be in proper written form, a Proposing Shareholder’s notice to the Corporate Secretary of the Corporation must set forth:

(i)	such Proposing Shareholder’s name and address, as they appear on the Corporation’s books;

(ii)
the class or series and number of shares in the capital of the Corporation which are controlled or over which direction is exercised, directly or indirectly, or which are owned beneficially or of record by the Proposing Shareholder as of the record date for the meeting of shareholders (if such date shall then have been made publicly available by the Corporation and shall have occurred) and as of the date of such notice;

(iii)
a brief description of the matter being proposed, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment) and the reasons for conducting such business at the meeting;

(iv)
a description of any agreement, arrangement or understanding with respect to the matter being proposed between or among such Proposing Shareholder, any of its affiliates or associates, and any others acting in concert with any of the foregoing;

(v)
a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the Proposing Shareholder’s notice by, or on behalf of, such Proposing Shareholder, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such shareholder, with respect to securities of the Corporation;

(vi)	a representation that the Proposing Shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination;

(vii)
a representation whether the Proposing Shareholder intends or is part of a group which intends (a) to deliver a proxy circular and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the matter being proposed and/or (b) otherwise to solicit proxies or votes from shareholders in support of such proposal; and

(viii)
any other information relating to such Proposing Shareholder that would be required to be made in a dissident's proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws.

A Proposing Shareholder shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 3.8 shall be true and correct as of the record date for notice of the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be received by the Corporate Secretary at the principal executive offices of the Corporation not later than 5 business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than 8 business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof).
Notwithstanding any other provision of the bylaws, notice given to the Corporate Secretary of the Corporation pursuant to this Section 3.8 may only be given by personal delivery or by facsimile transmission, and shall be deemed to have been given and made only at the time it is served by personal delivery or sent by facsimile transmission (provided that receipt of confirmation of such transmission has been received) to the Corporate Secretary of the Corporation at the address of the principal executive office of the Corporation; provided, that if such delivery or transmission is made on a day which is not a business day or later than 5:00 p.m. (Chicago time) on a day which is a business day, then such delivery or transmission shall be deemed to have been made on the subsequent day that is a business day.
Only such business shall be conducted at a special meeting of shareholders that is not also an annual general meeting as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.

Section Four
EXECUTION OF DOCUMENTS

4.1 Execution of Documents. Documents requiring execution by the Corporation may be signed, either manually or by facsimile or electronic signature by two separate individual persons:

(a)	one of which shall be the chief executive officer, the president, a vice-president, the corporate secretary or a director; and

(b)	the other which shall hold any of the positions set forth in paragraph (a) or shall be a divisional president, an assistant corporate secretary or a controller.

All documents so signed shall be binding upon the Corporation without any further authorization or formality. Notwithstanding the foregoing, the board is authorized from time to time to appoint by resolution any person or persons on behalf of the Corporation to sign and deliver documents manually or by facsimile or electronic signature, all as permitted by the Act, and any such documents contemplated by such resolution shall be executed only as contemplated by that resolution. Subject to the Act, wherever a document is required to be created in writing, that requirement is satisfied by the creation of an electronic document with electronic signatures. The term documents shall include contracts, powers of attorney, cheques, drafts or orders for the payment of money, guarantees, notes, acceptances and bills of exchange, deeds, mortgages, hypothecs, charges, conveyances, agreements, written resolutions, proxies, releases, receipts and discharges for the payment of money or other obligations, transfers and assignments of property of all kinds, real or personal, moveable or immoveable, including specifically but without limitation, transfers and assignments of shares, stocks, warrants, bonds, debentures or other securities and all other paper writings or, as permitted by the Act, electronic writings.

Section Five
INDEMNIFICATION

5.1 Indemnification of Directors and Officers against actions by Third Parties. Except in respect of an action by or on behalf of the Corporation or body corporate to procure a judgment in its favour, the Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, or a person who undertakes or has undertaken any liability on behalf of the Corporation or any such body corporate, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of that Corporation or body corporate, if:

(a)	He acted honestly and in good faith with a view to the best interests of the Corporation; and

(b)	In the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

5.2 Indemnification of Directors and Officers against actions by the Corporation. The Corporation shall, with the approval of the Supreme Court of the Yukon Territory, indemnify a person referred to in paragraph 5.1 in respect of an action by or on behalf of the Corporation or body corporate to procure a judgment in its favour, to which he is made a party by reason of being or having been a director or an officer of the Corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with the action if he fulfills the conditions set out in subparagraphs 5.1(a) and (b).

5.3 Right of Indemnity not Exclusive. The provisions for indemnification contained in the Bylaws shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any Bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to an action in his official capacity and as to an action in any other capacity while holding such office. This section shall also apply to a person who has ceased to be a director or officer, and shall ensure to the benefit of the heirs and legal representatives of such person.

5.4 Insurance. Subject to the limitations contained in the Act, the Corporation may purchase and maintain such insurance for the benefit of its directors and officers as the Board may from time to time determine.

Section Six
NOTICES

6.1 Giving of Notice. Any notice or other document, including electronic documents, to be given or sent by the Corporation to a shareholder, director or officer or to the auditor of the Corporation or any other person may be given or sent by prepaid mail, by facsimile, or by any electronic or other communication facility (provided that the recipient thereof has consented, pursuant to the Act, to receive such notice or document in such form), or may be delivered personally to, the person to whom it is to be given or sent at the persons latest address as shown in the records of the Corporation or in any notice filed in accordance with the provisions of the Act. The board may establish, by resolution, procedures to give, deliver or send a notice or other document to the shareholders, directors, the auditor or other persons by any means permitted under the laws governing the Corporation or pursuant to the articles or bylaws of the Corporation. The accidental omission to give notice to any shareholder, director or officer or to the auditor or other persons or the non-receipt of any notice or any error in a notice not affecting the substance thereof shall not invalidate any action taken at any meeting called by such notice or otherwise founded thereon. Any notice with respect to any shares registered in more than one name may, if more than one address appears on the records of the Corporation in respect of such joint holding, be given the joint shareholders at any such address.

Section Seven
EFFECTIVE DATE AND REPEAL

7.1 Effective Date. This bylaw shall come into force when made by the board in accordance with the Act.

7.2 Repeal. All previous bylaws of the Corporation are repealed as of the coming into force of this bylaw. Such repeal shall not affect the previous operation of any bylaw so repealed or affect the validity of any act done or right, privilege, obligation or liability acquired or incurred under or the validity of any contract or agreement made pursuant to any such bylaw prior to its repeal. All directors, officers and persons acting under any bylaw so repealed shall continue to act as if appointed under the provisions of this bylaw and all resolutions of the shareholders or the board with continuing effect passed under any repealed bylaw shall continue to be valid until amended or repealed.